									Exhibit 12.1
PUGET ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

	12 Months
	Ended
	June 30,		Years Ended December 31,
	2006		2005		2004		2003		2002		2001
Earnings Available For Fixed Charges:
Pre-tax income:
Income from continuing operations	$156,368		$146,282		$125,411		$119,750		$108,429		$119,069
Income taxes	92,114		88,608		76,756		70,775		52,557		76,882
Income taxes charged to other income - net	(3,366)		2,142		(17)		(162)		2,082		4,590
Capitalized interest	(5,065)		(3,800)		(2,796)		(2,272)		(1,397)		(883)
Total	$240,051		$233,232		$199,354		$188,091		$161,671		$199,658
Fixed charges:
Interest expense	$178,299		$174,682		$172,050		$182,902		$192,830		$190,849
Other interest	5,065		3,800		2,796		2,272		1,397		883
Portion of rentals representative of the interest factor	7,615		5,234		5,424		4,669		5,394		5,633
Total	$190,979		$183,716		$180,270		$189,843		$199,621		$197,365
Earnings available for combined fixed charges	$431,030		$416,948		$379,624		$377,934		$361,292		$397,023
Ratio of Earnings to Fixed Charges	2.26	x	2.27	x	2.11	x	1.99	x	1.81	x	2.01	x

PUGET ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(Dollars in Thousands)

	12 Months
	Ended
	June 30,		Years Ended December 31,
	2006		2005		2004		2003		2002		2001
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements:
Pre-tax income:
Income from continuing operations	$156,368		$146,282		$125,411		$119,750		$108,429		$119,069
Income taxes	92,114		88,608		76,756		70,775		52,557		76,882
Income taxes charged to other income - net	(3,366)		2,142		(17)		(162)		2,082		4,590
Subtotal	245,116		237,032		202,150		190,363		163,068		200,541
Capitalized interest	(5,065)		(3,800)		(2,796)		(2,272)		(1,397)		(883)
Total	$240,051		$233,232		$199,354		$188,091		$161,671		$199,658
Fixed charges:
Interest expense	$178,299		$174,682		$172,050		$182,902		$192,830		$190,849
Other interest	5,065		3,800		2,796		2,272		1,397		883
Portion of rentals representative of the interest factor	7,615		5,234		5,424		4,669		5,394		5,633
Total	$190,979		$183,716		$180,270		$189,843		$199,621		$197,365
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements	$431,030		$416,948		$379,624		$377,934		$361,292		$397,023
Dividend Requirement:
Fixed charges above	$190,979		$183,716		$180,270		$189,843		$199,621		$197,365
Preferred dividend requirements below	--		--		--		8,189		11,777		14,169
Total	$190,979		$183,716		$180,270		$198,032		$211,398		$211,534

Ratio of Earnings to Combined Fixed Charges and
Preferred Dividends Requirement	2.28	x	2.27	x	2.11	x	1.91	x	1.71	x	1.88	x

Computation of Preferred Dividend Requirements:
(a) Pre-tax income	$245,116		$237,032		$202,150		$190,363		$163,068		$200,541
(b) Income from continuing operations	$156,368		$146,282		$125,411		$119,750		$108,429		$119,069
(c) Ratio of (a) to (b)	1.5676		1.6204		1.6119		1.5897		1.5039		1.6842
(d) Preferred dividends	$--		$--		$--		$5,151		$7,831		$8,413
Preferred dividend requirements [(d) multiplied by (c)]	$--		$--		$--		$8,189		$11,777		$14,169